DISTRIBUTION AGREEMENT AMENDMENT

This Distribution Agreement Amendment, dated as of September 16, 2011 (the “Amendment”), to the Distribution Agreement, dated as of April 28, 2006 (the “Agreement”), between Alternative Investment Partners Absolute Return Fund (the “Fund”) and Morgan Stanley Distribution, Inc. (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement; and

NOW THEREFORE, the parties agree as follows:

Effective November 1, 2011, Section 5(a) of the Agreement is hereby superseded and replaced with the following:

As set forth in the Prospectus, the Distributor is entitled to charge a sales load to each investor on the purchase price of such investor’s Shares as follows: Investments of less than $250,000 will be subject to a sales load of 3%; investments of $250,000—$499,999 will be subject to a sales load of 2%; investments of $500,000—$999,999 will be subject to a sales load of 1.5%; investments of $1,000,000—$4,999,999 will be subject to a sales load of 1%; and investments of $5,000,000 or more will not be subject to a sales load. The Distributor may, in its discretion, waive the sales load for certain investors as set forth in the Prospectus. In accordance with the Conduct Rules of the FINRA, the aggregate sales loads payable to the Distributor will not exceed 3% of the total aggregate offering price of the Shares. If the Fund’s offering of Shares is terminated, the Distributor will not receive any further sales load or other compensation under this Agreement, other than any indemnification expenses payable pursuant to Section 6 of this Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MORGAN STANLEY DISTRIBUTION, INC.

By:	/s/ Matthew Graver
Name: Matthew Graver
Title: Managing Director

ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND

By:	Matthew Graver
Name: Matthew Graver
Title: Vice President